Exhibit 10.4

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (this “Agreement”) is made effective on November 7, 2017 (the “Effective Date”), between Haemonetics Corporation, a Massachusetts corporation with its principal offices at 400 Wood Road, Braintree, Massachusetts, 02184 (herein referred to as the “Company”), and Christopher A. Simon (the “Executive”). The Company and the Executive are collectively referred to herein as the “Parties” and individually referred to as a “Party.”

BACKGROUND

A.	The Executive is employed by the Company as a senior executive of the Company.

B.
The Company considers a sound and vital management team to be essential. Management personnel who become concerned about a loss or significant change in their management roles may terminate their employment, become distracted, or be faced with a conflict of interest.

C.
The Board of Directors of the Company (the “Board”) decided that the Company should provide certain compensation and benefits to the Executive in the event that the Executive’s employment terminates under certain circumstances.

D.
Reference is made to that certain Employment Agreement effective as of May 16, 2016 between the Executive and the Company (the “Employment Agreement”). The Executive and the Company are parties to that certain Executive Severance Agreement dated effective as of the “Start Date” defined in the Employment Agreement (the “Prior Agreement”), and the Executive and the Company now desire to enter into this Agreement, which will replace and supersede the Prior Agreement in its entirety, and set forth terms and conditions pursuant to which the Executive may be entitled to certain severance payments, as well as set forth certain covenants of Executive.

AGREEMENT

In consideration of the promises and mutual covenants contained herein, the Parties agree as follows:

1.	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)	Cause. “Cause” means:

(i)    the Executive is indicted for, convicted of, or pleads guilty or nolo contendere to a felony or any other crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety;

(ii)     the Executive willfully fails to substantially perform the Executive’s duties with Company, including lawful directives of the Board, other than any failure resulting from incapacity due to physical or mental illness, provided, however, that the Company has given the Executive a written demand for substantial performance, that specifically identifies the areas in which the Executive’s performance is substandard, and the Executive has not cured such failure within 30 days after delivery of the demand or such failure is not curable or is part of a pattern of a habitual breach of duties;

(iii)    the Executive materially breaches the terms of any Restrictive Covenants (as defined below in Paragraph 13) or other similar provisions in an agreement between the Company and the Executive;

(iv)    the Executive fails to devote substantially all of the Executive’s working time to the Company’s affairs except as may be authorized in writing by the Board;

(v)    the Executive violates a material term of the Company’s Code of Conduct or other similar policy, which violation the Executive does not cure to the Company’s reasonable satisfaction within 30 days following the Executive’s receipt of written notice from the Company that describes the violation in reasonable detail, and which violation causes or could reasonably be expected to cause material harm to the Company;

(vi)    the Executive attempts to secure any improper personal profit or benefit in connection with the Company’s business;

(vii)    the Executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty, or misappropriation of the Company’s property; or

(viii)    the Executive engages in willful misconduct in connection with the Executive’s employment or a breach of fiduciary duty to the Company.

No act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive’s action or omission was in, or not opposed to, the best interests of the Company or its subsidiaries. “Cause” shall not include or be predicated upon any act or omission by the Executive which is taken or made (a) at the lawful direction of the Board of Directors; (b) in good faith, under the Executive’s reasonable belief that the act or omission was in the best interests of the Company; (c) pursuant to the advice of the Company’s counsel; or (d) to comply with a lawful court order, directive from a federal, state or local government agency or industry regulatory authority, or subpoena.

(b)	“Constructive Termination” means, without the express written consent of the Executive, the occurrence of any of the following:

(i)	any reduction in the Executive’s annual base salary, annual target bonus opportunity (100% of base salary) and/or annual maximum bonus opportunity (200% of base salary);

(ii)	a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)	a requirement that the Executive report to any individual or body other than the Board;

(iv)
the Company’s requiring the Executive to be based anywhere outside a fifty mile radius of the Company’s offices at which the Executive is based as of the date of this Agreement except for required travel on the Company’s business; or

(v)	any other action or inaction that constitutes a material breach by the Company or any of its subsidiaries of the terms of this Agreement.

In no event shall the Executive be entitled to terminate employment with the Company on account of Constructive Termination unless the Executive provides notice of the existence of the purported condition that constitutes Constructive Termination within a period not to exceed ninety (90) days of its initial existence, and the Company fails to cure such condition (if curable) within thirty (30) days after the receipt of such notice.

(c)
“Disability” means the Executive’s inability, due to physical or mental incapacity resulting from injury, sickness or disease, for one hundred and eighty (180) days in any twelve-month period to perform the Executive’s duties of employment, with or without reasonable accommodation.

(d)    “Separation from Service” or “Separates from Service” means a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (after applying the presumptions in Treas. Reg. Sec. 1.409A-1(h)).

2.
Term. This Agreement may not be terminated by the Company for any reason for as long as the Executive continues to serve as the Chief Executive Officer of the Company. This Agreement shall be enforceable in accordance with its terms for any period following the Executive’s Separation from Service to the Company until all payments and benefits provided hereunder, if any, have been paid or delivered in full, and all other obligations of the parties to this Agreement have been fully discharged (the “Term”). For the avoidance of doubt, no Severance Benefits (as defined below) shall be paid or provided by the Company to the Executive under this Agreement if the Executive Separates from Service due to termination of employment (i) by the Company and its subsidiaries for Cause or (ii) by the Executive, including by the Executive’s notification of the Company of the Executive’s intention not to renew the term of the Employment Agreement, absent the occurrence of Constructive Termination. At the end of the Term, this Agreement shall terminate without further action by either the Company or the Executive. The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after its expiration shall survive any such expiration. Termination of the Executive’s employment during the Term for any reason by a Party will be communicated to the other Party by written notice (“Notice of Termination”). The Notice of Termination will specify the provisions of this Agreement, if any, upon which termination is based and its effective date, which in no case will be more than 180 days after Notice of Termination.

3.
Severance Benefits. If the Executive Separates from Service due to termination of employment by the Company and its subsidiaries without Cause (including, for avoidance of doubt, the Company’s failure to renew the Term of the Employment Agreement) or by the Executive due to Constructive Termination (each, a “Qualifying Termination”), the Executive shall be entitled to the severance benefits set forth in this Paragraph 3 (collectively, the “Severance Benefits”).

(a)    Salary Amount. Subject to the Executive’s continued compliance with the requirements of Paragraphs 5 and 13 below, the Company will pay to the Executive, in accordance with Paragraph 3(f) below, an amount equal to two times the Executive’s base salary at the annualized rate which was being paid by the Company and/or its subsidiaries to the Executive immediately prior to the Qualifying Termination (the “Salary Component”).

(b)    Payment for Welfare Benefits. Subject to the Executive’s continued compliance with the requirements of Paragraphs 5 and 13 below, the Company will pay to the Executive, in accordance with Paragraph 3(f) below, an amount equal to (i) the approximate cost of the Company’s portion of the monthly premium for the Executive’s medical and dental insurance coverages as in effect immediately prior to the Separation from Service, multiplied by (ii) twenty-four (24) (together with the Salary Component, the “Cash Severance”). For avoidance of doubt, medical coverage for this purpose shall include medical coverage provided to non-employees covered with the Executive under the Company sponsored plan, policy or program at the time of the Qualifying Termination, and premiums with respect to medical and dental coverage shall be determined using the rate charged for COBRA coverage.

(c)    Pro Rata Bonus. Subject to the Executive’s continued compliance with the requirements of Paragraphs 5 and 13 below, the Company shall pay the Executive a Pro Rata Bonus with respect to the fiscal year in which the Executive’s termination of employment occurs. A “Pro Rata Bonus” means the amount of the annual cash bonus that the Executive would have earned if Executive had remained actively employed with the Company through the applicable payment date based on the Company’s actual performance and assuming full achievement of any individual performance goals multiplied by a fraction, the numerator of which is the number of days from the beginning of the Company’s then current fiscal year to the date of actual Separation from Service and the denominator of which is 365. The provisions of this Paragraph 3(c) shall apply notwithstanding any contrary term of any bonus or incentive program that would require the Executive to remain employed until the date of payment. In determining the amount of the Pro Rata Bonus, the Company shall apply any negative discretion pertaining to Company performance goals under the annual incentive program in good faith and in the same manner as applies to other similarly situated Executives. The Company shall pay the Pro Rata Bonus at the same time it pays bonuses to similarly situated executives, but in no event later than the 15th day of the third month following the end of the fiscal year to which the Pro Rata Bonus relates. In the event that a Qualifying Termination occurs before the payment of the annual cash bonus for the immediately preceding fiscal year, the provisions of this Paragraph 3(c) shall also apply to such bonus, without any pro rata reduction and assuming full achievement of any individual performance goals.

(d)    Outplacement Services. Subject to the Executive’s continued compliance with the requirements of Paragraphs 5 and 13 below, the Executive shall be entitled to outplacement services by a senior counselor of a firm nationally recognized as a reputable national provider of such services for a period not to exceed twelve (12) months following Separation from Service, plus evaluation testing, at a location mutually agreeable to the Parties. Services under this Paragraph 3(d) will be provided by an outside organization selected and paid for by the Company. If the Executive elects not to take advantage of such program within thirty (30) days of the Executive’s Qualifying Termination, unless otherwise agreed in writing by the Parties, the Company will not be obligated to provide this service. In no circumstance will the Company pay cash to the Executive in lieu of the use of these services.

(e)    Limits on Severance Benefits.

(i)
The Executive shall not be entitled to Severance Benefits upon any other Separation from Service or other termination of employment, including a termination of employment by the Company for Cause, by the Executive other than for Constructive Termination, or due to the Executive’s death or Disability. Except as otherwise provided in Paragraph 3(e)(ii) below, the Severance Benefits shall be in lieu of any other severance benefits otherwise payable by the Company to the Executive and shall be subject to reduction due to application of the 280G Cap (as defined in Paragraph 4(a) below). No Severance Benefits shall be paid unless the Executive has timely executed a release that is not revoked as provided under Paragraph 5 below.

(ii)
If the Executive is party to a Change in Control Agreement between the Company and the Executive and the Executive is entitled to the severance benefits available under the Change in Control Agreement, then the

Executive shall not receive the Severance Benefits provided under this Agreement.

(iii)
By accepting the Severance Benefits, the Executive waives the Executive’s right, if any, to have any Severance Benefit payment taken into account to increase the benefits otherwise payable to, or on behalf of, the Executive under any employee benefit plan, policy or program, whether qualified or nonqualified, maintained by the Company (e.g., there will be no increase in the Executive’s tax-qualified retirement plan benefits, non-qualified deferred compensation plan benefits or life insurance because of Severance Benefits received hereunder).

(f)    Timing. Provided that, in accordance with Paragraph 5 below, the Executive has timely executed a release that is not revoked, the Cash Severance shall be paid to the Executive in approximately equal installments over the course of two years following Separation from Service in accordance with the Company’s regular payroll practices, beginning on the first regularly scheduled payroll date of the Company following the date on which the release becomes effective in accordance with its terms; provided that in the event the Cash Severance constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, payments shall begin on the sixtieth (60th) day following the date of the Qualifying Termination and the first installment shall include payment of any amount that was otherwise scheduled to be paid prior thereto. The Company will withhold from the Severance Benefits taxes and other authorized deductions. The Company will pay the Severance Benefits only after the Executive has timely executed a release that is not revoked as provided under Paragraph 5 below.

(g)    Equity Vesting. The vesting schedule of any outstanding options to purchase shares of the Company’s common stock and/or restricted stock units, performance shares units or other forms of equity award shall not be accelerated in the event of a Qualifying Termination, unless specifically provided to the contrary in the applicable award agreement or by subsequent action by the Board.

4.	Section 280G Restriction. Notwithstanding any provision of this Agreement to the contrary, the following provisions shall apply:

(a)
If it is determined that part or all of the compensation and benefits payable to the Executive (whether pursuant to the terms of this Agreement or otherwise) before application of this Paragraph 4 would constitute “parachute payments” under Section 280G of the Code, and the payment thereof would cause the Executive to incur the 20% excise tax under Section 4999 of the Code, then the amounts otherwise payable to or for the benefit of the Executive pursuant to this Agreement (or otherwise) that, but for this Paragraph 4 would be “parachute payments,” (referred to below as the “Total Payments”) shall either (i) be reduced so that the present value of the Total Payments to be received by the Executive will be equal to three times the “base amount” (as defined under Section 280G of the Code) less $1,000 (the “280G Cap”), or (ii) paid in full, whichever produces the better after-tax position to the Executive (taking into account all applicable taxes, including but not limited to the excise tax under Section 4999 of the Code and any federal and state income and employment taxes). Any required reduction under clause (i) above shall be made in a manner that maximizes the net after-tax amount payable to the Executive, as reasonably determined by the Consultant (as defined below).

(b)
All determinations required under this Paragraph 4 shall be made by a nationally recognized accounting, executive compensation or law firm appointed by the Company (the “Consultant”) that is reasonably acceptable to the Executive on the basis of “substantial authority” (within the meaning of Section 6662 of the Code). The Consultant’s fee shall be paid by the Company. The Consultant shall provide a report to the Executive that may be used by the Executive to file the Executive’s federal tax returns.

(c)
It is possible that payments could be made by the Company that should not have been made pursuant to this Paragraph 4. If the Company determines following the payment of amounts owed to the Executive under this Agreement (or otherwise) that clause (i) in Paragraph 4(a) above should have applied to reduce such amounts, then the Executive shall immediately repay to the Company, upon the Company’s written notification that an overpayment has been made, the amount of such payments in excess of the 280G Cap.

(d)	Nothing in this Paragraph 4 shall require the Company to be responsible for, or have any liability or obligation with respect to, any excise tax liability under Section 4999 of the Code.

5.
Release. The Executive agrees that the Company will have no obligations to pay the Severance Benefits until the Executive executes a separation agreement which includes a release of claims in a form acceptable by the Company and allows such release of claims to go into effect without revocation. The Company has no obligations to pay the Severance Benefits if the Executive revokes such release. The Executive shall have the period of time required by the Age Discrimination in Employment Act of 1967, which period may be twenty-one (21) days or forty-five (45) days, as specified in the separation agreement provided to the Executive in connection with the Executive’s Separation from Service, to consider whether or not to sign the release. If the Executive fails to return an executed release to the Company within such period, or the Executive subsequently revokes a timely filed release, the Company shall have no obligation to pay any amounts or benefits under Paragraph 3 above.

6.
No Interference with Other Vested Benefits. Regardless of the circumstances under which the Executive may terminate from employment, the Executive has a right to any benefits under any employee benefit plan, policy or program maintained by the Company which the Executive had a right to receive under the terms of such employee benefit plan, policy or program after a termination of the Executive’s employment without regard to this Agreement. The Company shall within thirty (30) days of Separation from Service pay the Executive any earned but unpaid base salary and bonus, shall promptly pay the Executive for any earned but untaken vacation and shall promptly reimburse the Executive for any incurred but unreimbursed expenses which are otherwise reimbursable under the Company’s expense reimbursement policy as in effect for senior executives immediately before the Executive’s employment termination.

7.
Consolidation or Merger. If the Company is at any time before a Separation from Service merged or consolidated into or with any other corporation, association, partnership or other entity (whether or not the Company is the surviving entity), or if substantially all of the assets thereof are transferred to another corporation, association, partnership or other entity, the provisions of this Agreement will be binding upon and inure to the benefit of the corporation, association, partnership or other entity resulting from such merger or consolidation or the acquirer of such assets (collectively, “Acquiring Entity”) unless the Executive voluntarily elects not to become an employee of the Acquiring Entity as determined in good faith by the Executive. Furthermore, in the event of any such consolidation or transfer of substantially all of the assets of the Company, the Company shall enter into an agreement with the Acquiring Entity that shall provide that such Acquiring Entity shall assume this Agreement and all obligations and liabilities under this Agreement; provided, that the Company’s failure to comply with this provision shall not adversely affect any right of the Executive hereunder. This Paragraph 7 will apply in the event of any subsequent merger or consolidation or transfer of assets.

In the event of any merger, consolidation or sale of assets described above, nothing contained in this Agreement will detract from or otherwise limit the Executive’s right to or privilege of participation in any restricted stock plan, bonus or incentive plan, stock option or purchase plan, profit sharing, pension, group insurance, hospitalization or other compensation or benefit plan or arrangement which may be or become applicable to officers of the corporation resulting from such merger or consolidation or the Acquiring Entity acquiring such assets of the Company.

In the event of any merger, consolidation or sale of assets described above, references to the Company in this Agreement shall, unless the context suggests otherwise, be deemed to include the Acquiring Entity.

8.
No Mitigation. The Company agrees that the Executive is not required to seek other employment after a Qualifying Termination or to attempt in any way to reduce any amounts payable to the Executive by the Company under Paragraph 3 above. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.
Payments. All payments provided for in this Agreement shall be paid in cash in the currency of the primary jurisdiction in which the Executive provided services to the Company and its subsidiaries immediately prior to Separation from Service. The Company shall not be required to fund or otherwise segregate assets to ensure payments under this Agreement.

10.	Tax Withholding; Section 409A.

(a)
All payments made by the Company to the Executive or the Executive’s dependents, beneficiaries or estate will be subject to the withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

(b)
The Parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code. Each payment or installment under this Agreement is intended to be a “separate payment” for purposes of Section 409A.

11.	Arbitration.

(a)    The Parties agree that any legal disputes (including but not limited to claims arising under federal or state statute, contract, tort, or public policy) that may occur between the Company and the Executive, and that arise out of, or are related in any way to, your employment with or termination of employment from the Company or the termination of this Agreement, and which disputes cannot be resolved informally, will be resolved exclusively through final and binding arbitration. The Parties will be precluded from raising in any other forum, including, but not limited to, any federal or state court of law, or equity, any claim arising under or pertaining to this Agreement which could be raised in arbitration, provided, however, that nothing in this Agreement precludes the Executive from filing a charge or from participating in an administrative investigation of a charge before an appropriate government agency or the Company from initiating an arbitration over a matter covered by this Agreement.

(b)    Each Party may demand arbitration, no later than three hundred (300) days after the date on which the claim arose, by submitting to the other party a written demand which states: (i) the claim asserted, (ii) the facts alleged, (iii) the applicable statute or principal of law (e.g., breach of contract) upon which the demand is based, and (iv) the remedy sought. Any response to such demand must be made, in writing, within twenty (20) days after receiving the demand, and will specifically admit or deny each factual allegation.

(c)    Arbitration timely initiated under this Paragraph 11 will be conducted in Boston, Massachusetts or at such other location as may be agreeable to the Parties, in accordance with the National Rules for the Resolution of Employment Disputes of

the American Arbitration Association in effect on the date of such arbitration (the “Rules”), and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. The award of the arbitrator shall be final and binding and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accountings presented to the arbitrator.

(d)    The Parties agree that the arbitration shall be conducted by one (1) person mutually acceptable to the Company and the Executive, provided that if the Parties cannot agree on an arbitrator within thirty (30) days of filing a notice of arbitration, the arbitrator shall be selected by the manager of the principal office of the American Arbitration Association in Suffolk County in the Commonwealth of Massachusetts. Any action to enforce or vacate the arbitrator’s award shall be governed by the federal Arbitration Act, if applicable, and otherwise by applicable state law.

(e)    If either Party pursues any claim, dispute or controversy against the other in a proceeding other than the arbitration provided for herein, the responding Party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorney’s fees related to such action.

(f)    All of the Executive’s reasonable costs and expenses incurred in connection with such arbitration shall be paid in full by the Company promptly on written demand from the Executive, including the arbitrators’ fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees and attorneys’ fees; provided, however, the Company shall pay no more than $50,000 per year in attorneys’ fees unless a higher figure is awarded in the arbitration, in which event the Company shall pay the figure awarded in the arbitration.

(g)    Reimbursement of reasonable costs and expenses under Paragraph 11(f) above shall be administered consistent with the following additional requirements as set forth in Treas. Reg. § 1.409A-3(i)(1)(iv): (i) the Executive’s eligibility for benefits in one year will not affect the Executive’s eligibility for benefits in any other year; (ii) any reimbursement of eligible expenses will be made on or before the last day of the year following the year in which the expense was incurred; and (iii) the Executive’s right to benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, if the Executive is a “specified employee” for purposes of Section 409A of the Code, reimbursement for benefits under Paragraph 11(f) above shall be made in accordance with the six (6)-month delay rules under Treas. Reg. § 1.409A-3(i)(2).

(h)    The Executive acknowledges and agrees that this arbitration provision constitutes a voluntary waiver of trial by jury in any action or proceeding to which the Executive or the Company may be parties arising out of or pertaining to this Agreement.

(i)    Notwithstanding anything to the contrary contained in this Paragraph 11, the Company and the Executive agree that the Company has the right to seek injunctive or other equitable relief from a court of competent jurisdiction with respect to the enforcement of any obligations the Executive has pursuant to the Restrictive Covenants (as defined in Paragraph 13 below).

12.	Assignment; Payment on Death.

(a)
The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Executive, the Executive’s executors, administrators, legal representatives and assigns and the Company and its successors. The Company will require any successor (whether direct, indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)
In the event that the Executive becomes entitled to payments under this Agreement and subsequently dies, all amounts payable to the Executive hereunder and not yet paid to the Executive at the time of the Executive’s death shall be paid to the Executive’s beneficiary. No right or interest to or in any payments shall be assignable by the Executive; provided, however, that this provision shall not preclude the Executive from designating one or more beneficiaries to receive any amount that may be payable after the Executive’s death and shall not preclude the legal representatives of the Executive’s estate from assigning any right hereunder to the person or persons entitled thereto under the Executive’s will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive’s estate. The term “beneficiary” as used in this Agreement shall mean the beneficiary or beneficiaries so designated by the Executive to receive such amount or, if no such beneficiary is in existence at the time of the Executive’s death, the legal representative of the Executive’s estate.

(c)
No right, benefit or interest hereunder shall be subject to anticipation, alienation, sale, assignment, encumbrance, charge, pledge, hypothecation, or set-off in respect of any claim, debt or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall, to the full extent permitted by law, be null, void and of no effect.

13.
Non-Competition and Non-Solicitation. With execution of this Agreement, the Executive ratifies and confirms the Executive’s obligations to the Company and its affiliates under Section 6 (Confidential Information) and Section 7 (Restrictive Covenants) of the Employment Agreement or under any similar provisions or obligations concerning confidentiality, non-solicitation or non-competition (collectively, the “Restrictive Covenants”). In the event the Executive violates any provision of the Restrictive Covenants, the Severance Benefits shall immediately cease, the Company shall be relieved of its obligation to provide any further Severance Benefits, and the Executive shall immediately repay to the Company the amount of any Cash Severance received by the Executive prior to such violation.

14.
Amendments and Waivers. Except as otherwise specified in this Agreement, this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Parties.

15.
Integration. The terms of this Agreement shall supersede any prior agreements, understandings, arrangements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof which have been made by either Party (other than (x) any employment agreement or (y) any proprietary information and non-competition agreement or any similar provisions or obligations concerning confidentiality, non-competition, non-solicitation or non-disparagement), including without limitation the Prior Agreement, provided that in the event of any conflict between the terms of this Agreement and any Change in Control Agreement between the Company and the Executive, (i) the terms of the Change in Control Agreement shall prevail with respect to a Separation from Service that occurs on or after a “change in control” (as defined in the Change in Control Agreement) and (ii) the terms of this Agreement shall prevail with respect to a Separation from Service prior to a “change in control” (as defined in the Change in Control Agreement). By signing this Agreement, the Executive releases and discharges the Company from any and all obligations and liabilities heretofore or now existing under or by virtue of such prior agreements other than any such Change in Control Agreement.

16.
Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: at the address (or to the facsimile number) shown on the records of the Company.

If to the Company:
General Counsel
Haemonetics Corporation
400 Wood Road
Braintree, MA 02184

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17.
Severability. Any provision of this Agreement held to be unenforceable under applicable law will be enforced to the maximum extent possible, and the balance of this Agreement will remain in full force and effect.

18.
Headings of No Effect. The paragraph headings contained in this Agreement are included solely for convenience or reference and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

19.
Not an Employment Contract. This Agreement is not an employment contract and shall not give the Executive the right to continue in employment by Company or any of its subsidiaries for any period of time or from time to time nor shall this Agreement give the Executive the right to continued membership on the Company’s Executive Leadership Team. This Agreement shall not adversely affect the right of the Company or any of its subsidiaries to terminate the Executive’s employment with or without Cause at any time.

20.
Governing Law. This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the Commonwealth of Massachusetts (without reference to the choice of law principles thereof).

21.	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY BLANK

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereto duly authorized, and the Executive has signed this Agreement.

HAEMONETICS CORPORATION

By: /s/ Richard J. Meelia
Richard J. Meelia
Chairman of the Board

EXECUTIVE

/s/ Christopher A. Simon
Name: Christopher A. Simon